Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2020 Financial Results

- Company intends to request a Type A meeting with FDA during the third quarter of 2020 to discuss next steps for resubmission of an NDA for VP-102 following Complete Response Letter -

- Key leadership additions strengthen depth of expertise in Clinical, Chemistry, Manufacturing, and Controls (CMC) and Regulatory Affairs -

- Lawrence Eichenfield, M.D., and Diem Nguyen, Ph.D., M.B.A., joined the Board of Directors -

- Entered into an Option Agreement with Torii Pharmaceutical for the development and commercialization of VP-102 in Japan -

WEST CHESTER, Pa., August 5, 2020 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions, today announced financial results for the second quarter ended June 30, 2020.

“We have made recent key personnel changes that will be important as we work to resubmit the New Drug Application for VP-102, following receipt of a Complete Response Letter from the U.S. Food and Drug Administration. We’re encouraged that the FDA did not raise any clinical safety or efficacy questions, and having recently strengthened leadership in clinical, CMC, and regulatory affairs, we intend to request a Type A meeting with FDA during the third quarter to discuss next steps for resubmission of our NDA. We continue to believe VP-102 can potentially be approved as a safe, effective treatment for molluscum,” said Ted White, Verrica’s President and Chief Executive Officer.

Business Highlights and Recent Developments

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Verrica received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for VP-102, in which the FDA requested additional information regarding certain aspects of the CMC (Chemistry, Manufacturing, and Controls) process, as well as Human Factors validation. The Agency noted no clinical safety or efficacy deficiencies were identified. Verrica intends to request a Type A meeting with the FDA during the third quarter of 2020, and is committed to working to resubmit the NDA as quickly as possible.

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The Company announced changes to its Board of Directors, as well as its CMC, and Regulatory Affairs leadership. Dr. Lawrence Eichenfield, a leading pediatric dermatologist, has been appointed to the Board. Dr. Eichenfield replaces Dr. Gary Goldenberg, who stepped down from the Board to assume the role of Verrica’s Chief Medical Officer. The Company also appointed Dr. Brad Catalone to the newly created position of Head of Drug Development.

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Verrica entered into an Option Agreement with Torii Pharmaceutical Co., Ltd. (Torii) for the development and commercialization of Verrica’s product candidates for the treatment of molluscum contagiosum and common warts in Japan, including VP-102. Under the terms of the Option Agreement, Torii will pay Verrica USD $500,000 to secure the exclusive option. Torii may exercise the option to obtain exclusive license rights until the later of six months after the effective date of the Option Agreement, or ten business days after the Company notifies Torii that the FDA has accepted for filing the Company’s resubmission of the NDA for VP-102. If Torii exercises the option, the license agreement would provide for Torii to make an up-front payment of $11.5 million, up to an additional $58 million in aggregate payments contingent on achievement of specified development, regulatory, and sales milestones, and tiered transfer price payments for supply of product in the percentage range of the mid-30s to the mid-40s of net sales. Torii would be responsible for all development activities and costs in support of obtaining regulatory approval in Japan.

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Two new pooled analyses of the Phase 3 CAMP trials of VP-102 in molluscum were presented as online posters at the virtual American Academy of Dermatology 2020 Annual Meeting. A pre-specified exploratory analysis showed VP-102 brought about a statistically significant percentage of patients with complete molluscum lesion clearance across all lesion count quartiles compared to vehicle. An additional post-hoc analysis showed any patient with baseline characteristics matching study protocol may be a candidate for complete lesion clearance after up to four VP-102 treatments.

Second Quarter 2020 Financial Results

•	Verrica reported a net loss of $9.4 million for the second quarter of 2020, compared to a $7.0 million net loss for the same period in 2019.

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Research and development expenses were $3.5 million in the second quarter of 2020, compared to $3.9 million for the same period in 2019. The decrease was primarily attributable to decreased costs related to Verrica’s development of VP-102 for molluscum contagiosum, partially offset by increased compensation costs.

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General and administrative expenses were $5.1 million in the second quarter of 2020, compared to $3.6 million for the same period in 2019. The increase was primarily a result of expenses related to increased headcount, an increase in insurance, professional fees and other operating costs, and an increase in expenses related to pre-commercial activities for VP-102.

Year-to-Date June 2020 Financial Results

•	Verrica reported a net loss of $19.2 million for the six months ended June 30, 2020, compared to a $14.5 million net loss for the same period in 2019.

•	Research and development expenses were $8.4 million for the six months ended June 30, 2020, compared to $8.4 million for the same period in 2019.

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General and administrative expenses were $10.1 million for the six months ended June 30, 2020, compared to $7.1 million for the same period in 2019. The increase was primarily a result of expenses related to increased headcount, an increase in insurance, professional fees and other operating costs, and an increase in expenses related to pre-commercial activities for VP-102.

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As of June 30, 2020, Verrica had aggregate cash, cash equivalents, and marketable securities of $79.6 million, which the Company believes will be sufficient to support planned operations at least through the fourth quarter of 2021.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum. Verrica submitted an NDA for VP-102 for the treatment of molluscum in September 2019. A Complete Response Letter was received from the FDA regarding the NDA for VP-102 on July 13, 2020. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and is currently conducting a Phase 2 study of VP-102 for the treatment of external genital warts. The Company is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the Company’s expectations with regard to its interactions and communications with the FDA, including its expectation to discuss with the FDA regarding the issues raised in the CRL and the Company’s plans to address them, the potential approval of the NDA for VP-102 following resubmission, the potential benefits and potential approval and commercialization of VP-102 for the treatment of molluscum, the Company’s plans with respect to planned clinical trials of VP-102 for common warts and VP-103 for plantar warts, and Torii’s potential exercise of their option under the Option Agreement and the potential terms and payments under the proposed license agreement. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, uncertainties related to the COVID-19 pandemic and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2019, Verrica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$3,521	$3,928	$8,413	$8,415
General and administrative	5,110	3,593	10,098	7,132

Total operating expenses	8,631	7,521	18,511	15,547

Loss from operations	(8,631)	(7,521)	(18,511)	(15,547)
Interest income	126	520	404	1,067
Interest expense	(904)	—	(1,124)	—

Net loss	$(9,409)	$(7,001)	$(19,231)	$(14,480)

Net loss per share, basic and diluted	$(0.38)	$(0.28)	$(0.77)	$(0.58)

Weighted average common shares outstanding, basic and diluted	24,965,634	24,875,573	24,964,900	24,866,721

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$79,622	$62,017
Total assets	87,236	68,424
Debt, net	34,720	—
Total liabilities	38,773	3,409
Total stockholders’ equity	48,463	65,015

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Luke Brown

Solebury Trout

646.378.2944

lbrown@troutgroup.com

Media:

Joshua R. Mansbach

Solebury Trout

646.378.2964

jmansbach@troutgroup.com